Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-275988

November 26, 2024

Rigetti Computing Announces Pricing of $100 Million Registered Direct Offering of Common Stock Priced At-The-Market Under Nasdaq Rules

BERKELEY, Calif., Nov. 26, 2024 (GLOBE NEWSWIRE) -- Rigetti Computing, Inc. (Nasdaq: RGTI) (“Rigetti” or the “Company”), a pioneer in full-stack quantum-classical computing, today announced that it has entered into securities purchase agreements with two institutional investors for the purchase and sale of 50,000,000 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $2.00 per share, pursuant to a registered direct offering priced at-the-market under Nasdaq rules, resulting in gross proceeds of approximately $100 million, before deducting placement agent commissions and other offering expenses.

The closing of the offering is expected to occur on or about November 27, 2024, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes. With the anticipated net proceeds from this offering and cash on hand, the Company believes it will be adequately funded to continue its current technology development and on-premises quantum computer business strategy without the need to raise additional capital.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-275988) which was declared effective by the Securities and Exchange Commission (the “SEC”) on December 19, 2023. The offering is made only by means of a prospectus which is part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Rigetti

Rigetti is a pioneer in full-stack quantum computing. The Company has operated quantum computers over the cloud since 2017 and serves global enterprise, government, and research clients through its Rigetti Quantum Cloud Services platform. The Company’s proprietary quantum-classical infrastructure provides high performance integration with public and private clouds for practical quantum computing. Rigetti has developed the industry’s first multi-chip quantum processor for scalable quantum computing systems. The Company designs and manufactures its chips in-house at Fab-1, the industry’s first dedicated and integrated quantum device manufacturing facility.

The Company has filed a Registration Statement (including a prospectus) with the SEC relating to its securities to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Contacts

Rigetti Computing Investor Contact:

IR@Rigetti.com

Rigetti Computing Media Contact:

press@rigetti.com

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements, including without limitation, statements relating to Rigetti’s expectations regarding the completion and timing of the offering, the satisfaction of customary closing conditions related to the offering, the proceeds that Rigetti expects to receive from the offering the intended use of proceeds from the offering and Rigetti’s belief that with the net proceeds from the offering and cash on hand it will be adequately funded to continue its current technology development and on-premises quantum computer business strategy without the need to raise additional capital. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “outlook,” “should,” “could,” “estimate,” “confident” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof and are based on management’s current assumptions, expectations, beliefs, and information. As such, Rigetti’s actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors and risks. Certain of these factors and risks, including market and other conditions, are discussed in more detail in Rigetti’s most recently-filed Annual Report on Form 10-K, Rigetti’s most recently-filed Quarterly Report on Form 10-Q, and other periodic reports filed from time to time with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Rigetti or any other person that Rigetti’s objectives or plans will be achieved. The forward-looking statements contained herein reflect Rigetti’s beliefs, estimates, and predictions as of the date hereof, and Rigetti undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.